EXHIBIT 23.1

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated March 25, 1997 included in Comfort System USA, Inc.'s Form S-1 (File No. 333-32595) for the year ended December 31, 1996, and to all references to our Firm included in this registration statement.

Houston, Texas
October 14, 1997